                                                                   EXHIBIT 11.1


                     FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

  Net income applicable to common and common equivalent shares and the weighted average number of shares used in the calculation of earnings per share for the three-month periods ended August 31, 1994 and 1993 were as follows (in thousands, except per share amounts):


                                                         Three Months
                                                       Ended August 31,
                                                     -------------------
                                                       1994       1993
                                                     --------   --------
Net income applicable to common and
  common equivalent shares.........................  $ 61,142   $ 32,851
                                                     ========   ========
Average shares of common stock outstanding.........    55,905     54,786
Common Equivalent Shares:
  Assumed exercise of outstanding
    dilutive options...............................     2,849      1,982
  Less shares repurchased from proceeds of
    assumed exercise of options....................    (2,140)    (1,582)
                                                     --------   --------
Average common and common equivalent shares........    56,614     55,186
                                                     ========   ========
Earnings per share.................................  $   1.08   $    .60
                                                     ========   ========

  The computation of the number of shares repurchased from the proceeds of the assumed exercise of outstanding dilutive options is based upon the average market price of the Company's common stock during the periods. Common equivalent shares are excluded in periods in which their assumed exercise would have an anti-dilutive effect.

  Fully diluted earnings per share are substantially the same as earnings per share.